Exhibit 21.1

Jack Henry and Associates, Inc. Subsidiaries

Jack Henry & Associates, Inc.
Jack Henry Services, L.P.
Jack Henry Systems, L.P.
Jack Henry Software/Commlink, L.P.
Symitar Systems, Inc.
System Legacy Solutions, Inc.
Check Collect, Inc.
Select Payment Processing, Inc.
E-ClassicSystems, Inc.
Banc Insurance Services, Inc.
Banc Insurance Agency, Inc.
Jack Henry ACH, LP
Jack Henry, L.L.C.
Verinex Technologies, Inc.
Optinfo, Inc.
TWS Systems, Inc.
JHA Synergy, Inc.
RPM Intelligence, LLC
Tangent Analytics, LLC
Profitstar, Inc.
Margin Maximizer, Inc. dba USBA
Jack Henry International, Ltd.
Gladiator Technology Services, Inc.
Profitstars, LLC